Exhibit 10.15(a)

AMENDMENT TO PEOPLE’S BANK

NON-QUALIFIED PENSION TRUST AGREEMENT

This Agreement of Amendment is made as of October 4, 2004, except as otherwise hereinafter specifically provided, by and between People’s United Bank (“Company”) and JPMorgan Chase Bank, NA (“Trustee”).

WHEREAS, Company and Morgan Guaranty Trust Company of New York, as Trustee entered into a certain trust agreement (the “Trust Agreement”) entitled “People’s Bank Non-Qualified Pension Trust Agreement” dated March 18, 1997, in connection with two plans of deferred compensation for designated retired and active senior officers of Company; which plans are referred to therein as “The People’s Bank Enhanced Senior Pension Plan” and “The People’s Bank Cap Excess Plan”; and

WHEREAS, JPMorgan Chase Bank, NA is the corporate successor to Morgan Guaranty Trust Company of New York; and

WHEREAS, Section 14 of the Trust Agreement provides that such agreement may be amended by agreement between Company and Trustee subject to certain limitations; and

WHEREAS, the American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code of 1984 as amended; and

WHEREAS, Company has been advised that in order to comply with the provisions of Section 409A, amendments to the Trust Agreement are necessary or advisable to remove the requirements that Company transfer funds to Trustee in the event of a Credit Rating Reduction as heretofore defined in the Trust Agreement; and

WHEREAS, the Trust Agreement provides that certain participant and beneficiary votes be obtained before changing such provisions and such votes have been obtained; and

WHEREAS, the Trust Agreement further provides that Company’s Board of Directors approve any such amendment and such Board has approved such amendments; and

WHEREAS, other amendments have been authorized by such Board to reflect changes in the corporate structure of the Company and its parent and in the name of the Company.

NOW, THEREFORE, the Trust Agreement is hereby amended as follows:

1. Section 2B is hereby amended to read in its entirety as follows:

“B. “Annual Valuation Date” shall mean December 31 of any year during which any Plan benefits are in pay status; provided that in the event Company changes its fiscal year,

Company may change the date of subsequent Annual Valuation Dates, but in no event shall more than twelve months elapse without an Annual Valuation Date other than by reason of there being no Plan benefits in pay status.”

2. Section 2F is hereby amended to read in its entirety as of June 7, 2007 as follows:

“F. “Company” shall mean People’s United Bank, which as of October 4, 2004 was a Connecticut chartered capital stock savings bank, and which in 2006 became a federally chartered savings bank and which up until on or about June 7, 2007 was known as People’s Bank, and any successor to People’s United Bank.”

3. Section 2G is hereby deleted and intentionally left blank.

4. Section 2L is hereby amended to read in its entirety as follows:

“Interim Valuation Requirement Date” shall mean the last date of each fiscal year of Company.”

5. Section 2M is hereby amended to read in its entirety as follows as of April 16, 2007:

“Parent” shall mean People’s United Financial, Inc., a Delaware corporation, or its corporate successor or assigns; and the determination of whether any corporation or other entity is a successor or assign of said People’s United Financial, Inc., for purposes of this Agreement shall be made by the CEO or, in the event there is no then acting CEO, by the Board of Directors of Company.”

6. Section 2O is hereby amended to read in its entirety as follows as of April 16, 2007:

“Plans” shall mean the following plans providing benefits for certain employees of Company and its affiliates and any other similar plans Company determines in its discretion to fund all or in part pursuant to this Agreement and the term “Plan” shall refer to each of them; the plans initially included in the definition of “Plans” are known as “The People’s Bank Enhanced Senior Pension Plan” and “The People’s Bank Cap Excess Plan”, and as of June 6, 2007 became known as “The People’s United Bank Enhanced Senior Pension Plan” and “The People’s United Bank Cap Excess Plan”.

7. Section 3 is hereby amended to read in its entirety as follows:

“Section 3. Funding of the Trust.

A. Company, in the sole discretion of the CEO, may at any time, or from time to time, make deposits (in addition to those required pursuant to Subsections B and C of this Section 3) of cash or other property acceptable to Trustee in trust with Trustee to augment the principal of the Trust. Such additions shall be held, administered and disposed of by Trustee as provided in this Trust Agreement. The CEO may designate that some or all of such discretionary contribution be used for accrued or future Trustee fees and other costs and expenses of maintaining the Trust. Neither Trustee nor any Participant or Beneficiary shall have any right to compel such additional deposits.

B. Upon a Potential Change in Control or a Change in Control, as soon as the amount described in this B can be actuarially determined, but in no event longer than thirty (30) days following such Change in Control or Potential Change in Control, Company shall (i) cause the Actuary to compute the Full Funding Amount, (ii) deliver to Trustee the Actuary’s certificate (which may rely on Trustee’s calculations of administrative expenses) and (iii) make a contribution to the Trust of cash or other property acceptable to Trustee equal to an amount which when added to the total value of the Trust Fund would equal the Full Funding Amount. In the event of a Potential Change in Control, the Full Funding Amount shall be recalculated in the event such Potential Change in Control Period extends beyond the required valuation date used in the first or other last subsequent computation made as a result of such Potential Change in Control Period. In the event that Trustee later determines that provision made in determining the Full Funding Amount for expenses was not adequate, Company shall make additional deposits to provide for such expenses as determined by Trustee from time to time.

C. (i) No more than sixty (60) days after the last day of each fiscal year of Company, Company shall:

(A) Cause the Actuary to compute the Interim Funding Amount as of such last day and deliver to Trustee the Actuary’s certification of such Interim Funding Amount; and

(B) Pay to Trustee an amount which when added to the value of the Trust Fund as of such day would result in a sum equal to or greater than such Interim Funding Amount.

(ii) Any Actuary’s certification delivered pursuant to this Subsection C. may rely on Trustee’s estimate of expenses to be included in the computation of such Interim Funding Amount.

D. Trustee shall have the duty, obligation and authority to enforce Company’s obligation to contribute to the Trust pursuant to subsection B or C of this Section 3 provided Trustee has been notified as set forth in accordance with subsection E of this Section 3, as the case may be, of the circumstances giving rise to such obligation. In all events, the amount of such contribution shall be determined by Company or the Actuary as determined pursuant to Section 4, and except as provided under Section 4, Trustee shall be under no duty to determine whether the amount of any contribution has been correctly computed under the terms of the Plans.

E. The Board of Directors of Company or the CEO shall notify Trustee in writing of each occurrence of either a Potential Change in Control or a Change in Control. All such notices shall be provided promptly and in any event not later than five (5) calendar days following the occurrence of such event.

F. A Potential Change in Control Period shall be deemed ended upon a declaration of such by the CEO or the Board of Directors and agreement therewith by a Qualified Vote. The determination as to the end of a Potential Change in Control Period shall result in the rights and obligations of the parties hereto reverting to their pre-Potential Change in Control requirements; provided, however, that no Trust assets shall be returned to Company except as specifically provided by the provisions of Section 5 or Section 6 of this Agreement. Nothing contained in this Subsection F shall relieve any person of any of its obligations under this Agreement upon a Change in Control or a subsequent Potential Change in Control.”

8. Section 4C is hereby amended to read in its entirety as follows:

“C. In the event any Participant or Beneficiary of a deceased Participant claims that Company or its designee has not determined the benefit payable to him and that more than thirty (30) days have elapsed since the date such benefit should have been paid under the terms of a Plan or that any such benefit has not been correctly computed, Trustee may, on the basis of information supplied to it by such Participant or Beneficiary and Company, cause such benefit (and, if during a Potential Change in Control Period or after a Change in Control, the Full Funding Amount) to be determined by the Actuary or an actuary selected by it. In the event Trustee does so, it shall inform both Company and such Participant or Beneficiary and make payment of such benefits if both such parties agree and Company so directs and funds are so available as a result of additional Company contributions hereunder or otherwise; and if they fail so to agree, Trustee may bring an action of interpleader or take similar court action or, at the direction of such Participant or Beneficiary, submit the matter to arbitration in accordance with the provisions of Section 15 E. In the event Trustee does not cause such benefit to be determined by an actuary, such Participant or Beneficiary or Company may institute court action or, to the extent permitted in the provisions of Subsection E of Section 15, submit such matter to arbitration. The present values of any additional benefits as determined by the Actuary or another actuary selected by Trustee or determined in any proceedings pursuant to the provisions of this Section 4C (including any determination pursuant to the provisions of Subsection 15E), shall be included in computing additional contribution required pursuant to Section 3B or 3C as the case may be.”

IN WITNESS WHEREOF, People’s United Bank and JPMorgan Chase Bank, NA have caused this agreement to be signed by their duly authorized officers and their corporate seals affixed hereunto, all as of the date and year first above written.

PEOPLE’S UNITED BANK

By:	/s/Philip R. Sherringham	12/19/2007
Philip R. Sherringham
Its Acting CEO and President

JPMORGAN CHASE BANK, N.A.

By:	/s/ James J. Watson	12/26/2007
Its Managing Director

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